First Internet Bancorp Announces Termination of First Century Merger Agreement

Fishers, Indiana, May 1, 2022 – First Internet Bancorp (the “Company”) (Nasdaq: INBK), the parent company of First Internet Bank (the “Bank”), announced today that First Century Bancorp. (“First Century”) has terminated the agreement and plan of merger between the two companies. Under the agreement, announced November 2, 2021, the consummation of the merger was to have occurred on or before April 30, 2022. The Board of Governors of the Federal Reserve approved the merger on April 29, 2022, but the parties were precluded from closing immediately thereafter due to statutory waiting periods. The parties were unable to agree on extension terms; First Century terminated the agreement on May 1, 2022.

David Becker, CEO and Chairman of First Internet Bancorp, said, “Despite efforts to negotiate, we could not arrive at a mutually agreeable increased purchase price in exchange for an extension. While the acquisition initially appeared to provide opportunities to diversify our revenue streams, we will not support excess deployment of capital without a clear and likely pathway to an acceptable payback. We remain steadfastly committed to increasing shareholder value.”

Becker continued, “Our Board and management team are laser-focused on our strategy and execution. As we shared recently, we delivered excellent results in the first quarter and are confident we will meet expectations for 2022. Even as we worked diligently on integration with First Century, we continued to source and evaluate additional strategic opportunities and have built a pipeline of actionable projects to drive results higher in future periods.

“I offer heartfelt thanks to the employees of First Century Bank for their openness, hospitality and collaboration throughout the diligence and planning. Finally, I am tremendously proud of the First Internet Bank team that worked tirelessly on the opportunity and integration plan while continuing to serve our customers and enhance our capabilities. It is the unwavering commitment of our team that fuels our confidence in the strength of our franchise and ability to seize potential growth opportunities ahead.”

Conference Call and Webcast
The Company will host a conference call and webcast at 4:30 p.m. Eastern Time on Monday, May 2, 2022 to discuss the announcement. The call can be accessed via telephone at (844) 200-6205; access code: 434757. A recorded replay can be accessed through June 1, 2022 by dialing (866) 813-9403; access code: 130420.

Additionally, interested parties can listen to a live webcast of the call on Company's website at www.firstinternetbancorp.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

About First Internet Bancorp First Internet Bancorp is a bank holding company with assets of $4.2 billion as of March 31, 2022. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank provides consumer and small business deposit, SBA financing, franchise finance, residential mortgage loans, consumer loans, and specialty finance services nationally as well as commercial real estate loans, construction loans, commercial and industrial loans, and treasury management services on a regional basis. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Contact Information:
Investors/Analysts	Media
Paula Deemer	BLASTmedia for First Internet Bancorp
Director of Corporate Administration	Ryan Hecker
(317) 428-4628	firstib@blastmedia.com
investors@firstib.com